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EXHIBIT  99A

U  S  WEST  Communications,  Inc.
7800  East  Orchard  Road
Englewood,  Colorado    80111

[U  S  WEST  Communications  Group  logo  and  registered  mark]

News  Flash


November  25,  1996


    U S WEST COMMUNICATIONS RECEIVES KING COUNTY SUPERIOR COURT DECISION IN
                      WASHINGTON STATE RATE ORDER APPEAL

ENGLEWOOD, Colo. -- The King County Superior Court in Washington State today ruled on U S WEST Communications' appeal of the April 11, 1996 rate order from the Washington State Utilities and Transportation Commission (WUTC) to decrease rates in net by $91.5 million. In its first rate increase request in 13 years, U S WEST had sought to raise rates for basic residential service. Instead, the commission ordered a revenue reduction -- primarily in highly-competitive services such as access, toll, and business local exchange service -- and ordered U S WEST Communications to set a flat fee of $10.50 a month for basic local service -- one of the lowest rates in the nation.

Althought the Company has not yet received the Court's written decision, it was informed by the Court this afternoon that it upheld the WUTC's rate order.
 U S WEST Communications is disappointed by the announced outcome in this rate case. The Company will continue to exercise its legal and procedural options as appropriate, and will announce its future actions relative to this matter once it has received and reviewed the decision in full.

U S WEST Communications Group provides telecommunications and high-speed data services to more than 25 million customers in 14 western and midwestern states. The company is one of two major groups that make up U S WEST. U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide.


More  information:    Bruce  M.  Mann  (303-793-6368)  or  Becky  Winning
(303-793-6367)